Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “RAINDANCE TECHNOLOGIES, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE TWELFTH DAY OF APRIL, A.D. 2013, AT 1:41 O’CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE THIRD DAY OF FEBRUARY, A.D. 2014, AT 11:16 O’CLOCK A.M.

/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State
3845222 8100X	AUTHENTICATION: 1173634
140276410	DATE: 03-04-14
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:41 PM 04/12/2013
FILED 01:41 PM 04/12/2013
SRV 130431349 – 3845222 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RAINDANCE TECHNOLOGIES, INC.

RainDance Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify as follows:

(a) The name of the Corporation is RainDance Technologies, Inc. The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on August 20, 2004. A Restated Certificate of Incorporation was filed on February 6, 2007 and thereafter a Certificate of Amendment to Restated Certificate of Incorporation was filed on July 10, 2007. A Restated Certificate of Incorporation was filed on December 18, 2008, April 24, 2009, September 20, 2009 and January 21, 2011, and thereafter a Certificate of Amendment to Restated Certificate of Incorporation was filed on December 19, 2011 (the “Certificate of Incorporation”).

(b) The Board of Directors of the Corporation, by unanimous written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted a resolution pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware proposing to amend and restate the Certificate of Incorporation in its entirety, declaring said amendment and restatement to be advisable and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefore;

(c) Such amendment and restatement of the Certificate of Incorporation was duly approved by holders of outstanding shares of capital stock of the Corporation, entitled to vote and having not less than the minimum number of votes necessary, acting by written consent in accordance with the Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware; and

(d) This Amended and Restated Certificate of Incorporation (hereafter “Restated Certificate”) amends and restates the Certificate of Incorporation in its entirety, as follows:

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RAINDANCE TECHNOLOGIES, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is

RAINDANCE TECHNOLOGIES, INC.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the city of Wilmington, county of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company.

THIRD: The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute.

FOURTH:

A.	DESIGNATION AND NUMBER OF SHARES.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,223,406,132 shares, which shall consist of two classes of stock as follows:

Common Stock, $0.01 par value (“Common Stock”):	700,000,000

Preferred Stock, $0.01 par value (“Preferred Stock”):	523,406,132

The Preferred Stock shall consist of four series as follows:

Series B-1 Convertible Preferred Stock, $0.01 par value (“Series B-1 Preferred Stock”):	25,715,612

Series C Convertible Preferred Stock, $0.01 par value (“Series C Preferred Stock”):	84,779,298

Series D Convertible Preferred Stock, $0.01 par value (“Series D Preferred Stock”):	213,579,689

Series E Convertible Preferred Stock, $0.01 par value (“Series E Preferred Stock”):	199,331,533

The rights, preferences, privileges and restrictions granted to and imposed upon the various classes and series of stock of the Corporation are as follows:

B.	COMMON STOCK.

The powers, preferences, rights, qualifications, limitations and restrictions of the shares of the Common Stock are as follows:

1. General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock.

2. Voting Rights. The holders of record of the Common Stock are entitled to one (1) vote per share on all matters to be voted on by the Corporation’s stockholders.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors of the Corporation in their sole discretion, subject to provisions of law and any provision of this Restated Certificate, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4. Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, the holders of Common Stock shall be entitled (together as one class) to share ratably in the remaining assets of the Corporation.

5. Redemption. The Common Stock is not redeemable.

C.	PREFERRED STOCK.

The powers, preferences, rights, qualifications, limitations and restrictions of the shares of the Preferred Stock are as follows:

1. Dividends.

(a) Preferred Stock Dividends and Payments. The holders of shares of Preferred Stock shall be entitled to receive dividends at the rate of six percent (6%) (the “Dividend Rate”) of the Original Issue Price (as defined in paragraph 1(b) below) for the applicable series of Preferred Stock per share per annum, payable only when, as and if declared by the Board of Directors of the Corporation. The right to receive dividends on Preferred Stock shall not be cumulative, and, therefore, if not declared in any year, the right to such dividends shall terminate and shall not carry forward into the next year. In the event that the Corporation declares or pays any cash dividends on shares of Series B-1 Preferred Stock, the Corporation shall also declare and pay any such cash dividend with respect to shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. In the event that the Corporation declares or pays any cash dividends on shares of Series C Preferred Stock, the Corporation shall also declare and pay any such cash dividend with respect to shares of Series B-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock. In the event that the Corporation declares or pays any cash dividends on shares of Series D Preferred Stock, the Corporation shall also declare and pay any such cash dividend with respect to shares of Series B-1 Preferred Stock, Series C Preferred Stock and Series E Preferred Stock. In the event that the Corporation declares or pays any cash dividends on shares of Series E Preferred Stock, the Corporation shall also declare and pay any such cash dividend with respect to shares of Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. The Corporation shall not declare or pay any cash dividends on shares of Common Stock until the holders of the Preferred Stock then outstanding shall have first received a dividend at the rate specified in this Section C.1. Further, no dividend or other distribution (other than a stock dividend giving rise to an adjustment under Section C.4(e) or Section C.4(f) hereof) will be paid, declared, or set apart for payment in respect of any share of Common Stock unless a dividend is declared and paid in respect of each outstanding share of Preferred Stock in an amount at least equal to the product of (i) the amount of dividends to be paid, declared, or set apart for each share of Common Stock multiplied by (ii) the number of shares of Common Stock into which the Preferred Stock is then convertible pursuant to Section C.4 hereof.

(b) Original Issue Price. The applicable “Original Issue Price” for each series of Preferred Stock shall be: (i) $0.1810 per share for the Series E Preferred Stock, (ii) $0.1808 per share for the Series D Preferred Stock, (iii) $0.1704 per share for the Series C Preferred Stock and (iii) $1.09486 per share for the Series B-1 Preferred Stock.

2. Liquidation, Dissolution, or Winding-Up.

(a) Distributions to Holders of Preferred Stock. In the event of any liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary (each such event being hereinafter referred to as a “Liquidation Event”) or a Deemed Liquidation Event (as defined below), then the holders of outstanding shares of Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, by reason of their ownership thereof, the following amounts and in the following order of priority:

(i) first, on a pari passu basis, an amount per share equal to, with respect to the Series E Preferred Stock, an amount per share of Series E Preferred Stock (its “Series E Liquidation Value”) equal to the sum of (A) the Original Issue Price of such share (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series E Preferred Stock and occurring after the date of filing of this Restated Certificate), plus (B) an amount equal to the aggregate of all dividends declared but unpaid in respect of such share of Series E Preferred Stock, and with respect to the Series D Preferred Stock, an amount per share of Series D Preferred Stock (its “Series D Liquidation Value”) equal to the sum of (A) the Original Issue Price of such share (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series D Preferred

Stock and occurring after the date of filing of this Restated Certificate), plus (B) an amount equal to the aggregate of all dividends declared but unpaid in respect of such share of Series D Preferred Stock, and with respect to the Series C Preferred Stock, an amount per share of Series C Preferred Stock (its “Series C Liquidation Value”) equal to the sum of (A) the Original Issue Price of such share (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Stock and occurring after the date of filing of this Restated Certificate), plus (B) an amount equal to the aggregate of all dividends declared but unpaid in respect of such share of Series C Preferred Stock;

in each case of this Section C.2(a)(i), such amounts shall be paid to the holders of the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (the “Senior Preferred Stock”) before any payment shall be made to the holders of Series B-1 Preferred Stock and Common Stock or any other class or series of stock ranking on liquidation junior to the Senior Preferred Stock by reason of their ownership thereof. The Series C Liquidation Value, the Series D Liquidation Value and the Series E Liquidation Value are each sometimes referred to herein as the “Senior Preferred Liquidation Value.”

If upon the occurrence of a Liquidation Event or a Deemed Liquidation Event, the assets and funds to be distributed among the holders of the Senior Preferred Stock shall be insufficient to permit the payment to such holders of the full Senior Preferred Liquidation Value, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Senior Preferred Stock based on the aggregate Senior Preferred Liquidation Value to which each such holder is entitled.

(ii) an amount per share of Series B-1 Preferred Stock (its “Series B-1 Liquidation Value”, and together with the Senior Preferred Liquidation Value, the “Liquidation Value”) equal to the sum of (A) the Original Issue Price of such share (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B-1 Preferred Stock and occurring after the date of filing of this Restated Certificate), plus (B) an amount equal to the aggregate of all dividends declared but unpaid in respect of such share of Series B-1 Preferred Stock;

in each case of this Section C.2(a)(ii), such amounts shall be paid only after the payment of the Senior Preferred Liquidation Value but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to Series B-1 Preferred Stock by reason of their ownership thereof.

If upon the occurrence of a Liquidation Event or a Deemed Liquidation Event, the assets and funds to be distributed among the holders of Series B-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B-1 Liquidation Value, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B-1 Preferred Stock based on the aggregate Series B-1 Liquidation Value to which each such holder is entitled.

(b) Remaining Distributions. After all payments in accordance with the foregoing Sections C.2(a)(i)-(ii) have been made in full to the holders of the Preferred Stock or funds necessary for such payment have been set aside by the Corporation in trust for the exclusive benefit of such holders so as to be available for such payment, the holders of Common Stock shall be entitled (together as one class) to share ratably in the remaining assets of the Corporation.

(c) Deemed Liquidations. For purposes of this Section C.2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock by the Corporation for capital raising purposes): (i) involving the merger or consolidation of the Corporation into or with another entity (other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation of such surviving entity outstanding immediately after such transaction or series of transactions), (ii) involving the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, (iii) following which holders of the Corporation’s capital stock outstanding immediately prior to such transactions or series of related transactions hold less than 50% of the voting securities of the entity surviving such transaction or series of related transactions or entity controlling such surviving entity, or (iv) involving any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each such transaction, a “Deemed Liquidation Event”).

(d) Non-Cash Distributions. In the event of a Liquidation Event or Deemed Liquidation Event resulting in the availability of assets other than cash, the holders of Preferred Stock will be entitled to a distribution of cash and, in the event there is insufficient cash available to satisfy the liquidation preferences and other distribution rights stated in this Section C.2, other assets equal in value to the liquidation preference and other distribution rights stated in this Section C.2. In the event that such distribution to the holders of shares of Preferred Stock will include any assets other than cash, the Board of Directors of the Corporation will first determine in good faith and with due tare the value of such assets for such purpose, except that, any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows: (i) if the securities are then traded on a national securities exchange or a national quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution or (ii) if the securities are actively traded over-the counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

For the purposes of this subsection C.2(d), “trading day” shall mean any day on which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the “regular hours” trading period that is generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(e) Holdbacks, Withholdings and Escrows. Notwithstanding anything to the contrary contained herein, in the event of a Liquidation Event or a Deemed Liquidation Event that provides for any of the cash, securities or other property payable to the holders Preferred Stock in connection with such Liquidation Event or Deemed Liquidation Event to be held back, withheld or placed in escrow or other similar arrangement in order to satisfy any representation and warranty, indemnification, purchase price adjustment, guarantee or similar obligations of the holders of Preferred Stock or rights of another party in connection with such Liquidation Event or Deemed Liquidation Event, the cash, securities or other property heldback, withheld or placed in escrow or other similar arrangement shall be deemed to have been received by the holders of Preferred Stock for purposes of calculating such Preferred Stock’s liquidation preference under this Section C.2 whether or not such cash, securities or other property is actually received by the holders of Preferred Stock.

3. Voting Rights.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Election of Directors. The Board of Directors of the Corporation shall consist of up to seven (7) members. So long as at least Two Million (2,000,000) shares (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) of Series B-1 Preferred Stock remain outstanding, the holders of at least a majority of the Series B-1 Preferred Stock shall be entitled to elect one (1) member of the Board of Directors of the Corporation (the “Series B-1 Preferred Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director). So long as at least Five Million (5,000,000) shares (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) of Series C Preferred Stock remain outstanding, the holders of at least a majority of the Series C Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one (1) member of the Board of Directors of the Corporation (the “Series C Preferred Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director). So long as at least Eighteen Million (18,000,000) shares (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) of Series D Preferred Stock remain outstanding, the holders of at least a majority of the Series D Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect two (2) members of the Board of Directors of the Corporation (the “Series D Preferred Directors” together with the Series B-1 Preferred Director and the Series C Preferred Director, the “Preferred Directors”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director). The Required Holders (as defined below) shall be entitled to elect one (1) member of the Board of Directors of the Corporation (the “Independent Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director). The holders of a majority of the Preferred Stock and the Common Stock (voting together as a single class and an on as-converted basis), shall be entitled to elect any remaining directors of the Corporation. If a vacancy on the Board of Directors of the Corporation is to be filled by the Board of Directors of the Corporation, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price (as defined below) for such series. The rate at which shares of Preferred Stock of a series may be converted into shares of Common Stock is hereinafter referred to as the “Conversion Rate” for each such series. As used herein, the term “Conversion Price” shall initially mean, (i) in the case of the Series B-1 Preferred Stock, $0.5101333922 per share, (ii) in the case of the Series C Preferred Stock $0.1704 per share, (iii) in the case of the Series D Preferred Stock, $0.1808 per share and (iv) in the case of the Series E Preferred Stock, $0.1810 per share.

(b) Automatic Conversion.

(i) Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided, that the offering price per share is not less than three (3) times the Original Issue Price of the Series E Preferred Stock (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar events), and the aggregate gross proceeds to the Corporation are at least $30,000,000;

(ii) Each share of Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share upon the receipt of the Corporation of a written request for such conversion from the holders of a majority of the outstanding Preferred Stock (voting together as a single class and on an as-converted basis), such majority to include at least three (3) Major Preferred Holders (as defined in that certain Fourth Amended and Restated Stockholders’ Voting Agreement by and amongst the Corporation and the other parties thereto, dated on or about the date of the filing of this Restated Certificate (the “Voting Agreement”)) (the “Required Holders”), indicating their election to convert.

The events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors of the Corporation. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock that are then being converted shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either; (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock; or (ii) the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic

Conversion Event, the outstanding shares of the affected series of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, provided, further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of the affected series of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of the affected series of Preferred Stock shall be deemed to be the holder of record of the Common stock issuable upon such conversion, notwithstanding that the certificates representing such shares of the affected series of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of the affected series of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock, provided, that such dividends were declared by the affirmative vote of the Board of Directors of the Corporation (including the affirmative vote of each of the Preferred Directors). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Convertible Securities Definition. As used herein, “Convertible Securities” means (i) all shares of stock and other securities that are convertible into or exchangeable for shares of Common Stock and (ii) all options, warrants, and other rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock.

(e) Adjustments to Conversion Price for Diluting Issues.

(i) Additional Shares Definition. For purposes of this paragraph C.4(e), “Additional Shares of Common” shall mean all shares of Common Stock or Convertible Securities issued (or, pursuant to paragraph C.4(e)(iii), deemed to be issued) by the Corporation other than (A) shares of Series E Preferred Stock issued pursuant to the Series E Convertible Preferred Stock Purchase Agreement by and amongst the Corporation and the Investors (as defined therein) dated on or about the date of the filing of this Restated Certificate, as may be amended from time to time and (B) shares of Common Stock or Convertible Securities:

(1) issued to employees, officers or directors, of, or consultants or advisors to, the Corporation or any subsidiary pursuant to stock grants, option plans or similar arrangements in an amount not to exceed 89,275,986 shares in the aggregate (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), or such greater number that is determined by an affirmative vote of the Board of Directors of the Corporation (including the affirmative vote of each of the Preferred Directors);

(2) issued upon the exercise or conversion of Convertible Securities outstanding as of the date of the filing of this Restated Certificate or upon the exercise or conversion of any of the securities described in subparagraphs C.4(e)(i)(1)to (11);

(3) issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraphs 4(f), 4(g) or 4(h) hereof;

(4) issued in a registered public offering under the Securities Act in connection with which all outstanding shares of Preferred Stock are converted into Common Stock;

(5) issued or issuable pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the affirmative vote of the Board of Directors of the Corporation (including the affirmative vote of a majority of the Preferred Directors);

(6) issued or issuable to banks, equipment or real property lessors or other financial institutions pursuant to a debt financing, equipment lease, bank credit arrangement or commercial leasing transaction entered into for primarily non-equity financing purposes and approved by an affirmative vote of the Board of Directors of the Corporation (including the affirmative vote of a majority of the Preferred Directors);

(7) issued or issuable in connection with strategic transactions, including (A) joint ventures, manufacturing, marketing, OEM, sponsored research, collaboration or distribution arrangements or (B) technology transfer or development arrangements, approved by an affirmative vote of the Board of Directors of the Corporation (including the affirmative vote of a majority of the Preferred Directors);

(8) issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by an affirmative vote of the Board of Directors of the Corporation (including the affirmative vote of a majority of the Preferred Directors);

(9) issued or issuable upon conversion of the shares of Preferred Stock;

(10) issued or issuable upon conversion or cancellation of indebtedness of the Corporation outstanding as of the date of the filing of this Restated Certificate; and

(11) to acquire any security convertible into the securities excluded from the definition of Additional Shares of Common Stock pursuant to subparagraphs C.4(e)(i)(1)to (11) above.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series B-1 Preferred Stock or the Series D Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph C.4(e)(vi)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Series D Conversion Price in effect on the date of and immediately prior to such issuance. No adjustment in the Conversion Price of the Series C Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph C.4(e)(vi)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than each of the Series C Conversion Price and the Series D Conversion Price, each as in effect on the date of and immediately prior to such issuance. No adjustment in the Conversion Price of the Series E Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph C.4(e)(vi)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than each of the Series E Conversion Price, as in effect on the date of and immediately prior to such issuance.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time shall issue any Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of options for Convertible Securities, the exercise of such options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such or conversion or exchange of such Convertible Securities;

(2) if such Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Convertible Securities such as this Section C.4(e) or pursuant to recapitalization, reorganization, adjustment or similar provisions of such Convertible Securities such as Sections C.4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock if any, actually issued upon the exercise or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Corporation for the issue of such options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b) in the case of options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section C.4(e)(vi)) upon the issue of the Convertible Securities with respect to which such options were actually exercised; and

(5) if such record date shall have been fixed and such Convertible Securities are not issued on the date fixed therefore, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph C.4(e)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. Other than with respect to the Series E Conversion Price, in the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph C.4(e)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series D Preferred Stock in effect on the date of and immediately prior to such issue, then:

(1) the Conversion Price of the Series D Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price of the Series D Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. For the purposes of this Subsection C.4(e)(iv)(1), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities shall be deemed to be outstanding. The fraction determined by dividing the Series D Conversion Price in effect immediately after such calculation by the Series D Conversion Price in effect immediately prior to such calculation shall be the “Dilution Variable.”

(2) Following an adjustment (or deemed adjustment in accordance with Subsection C.4(e)(iv)(3) below) of the Series D Conversion Price pursuant to Subsection C.4(e)(iv)(l), the Series B-1 Conversion Price shall be adjusted by multiplying the Series B-1 Conversion Price by the Dilution Variable. For the purposes of illustration, if the adjustment resulting from the operation of Subsection C.4(e)(iv)(1)results in a 10% reduction to the Series D Conversion Price, the Dilution Variable would be 0.9, and the Series B-1 Conversion Price would be multiplied by 0.9, such that the Series B-1 Conversion Price would be reduced by 10%.

(3) In the event that such issuance (or deemed issuance) of Additional Shares occurs prior to the occurrence of a Weighted Average Trigger (as such term is defined in the Voting Agreement), the Series D Conversion Price shall be reduced (in lieu of the adjustment provided for in Subsection C.4(e)(iv)(l) above), concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued; and further provided, however that prior to the occurrence of a Weighted Average Trigger, for the purposes of adjusting the Series B-1 Conversion Price, the Dilution Variable shall be calculated pursuant to Subsection C.4(e)(iv)(1) as if the Weighted Average Trigger had occurred (e.g. the Conversion Price for each such series of Preferred Stock shall be adjusted in proportion to the adjustment that would have been made to the Series D Preferred Stock had a Weighted Average Trigger occurred, and not in proportion to the “full ratchet” adjustment provided for in this Subsection C.4(e)(iv)(3)).

(4) In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph C.4(e)(iii)) without consideration or for a consideration per share less than the Conversion Price of each of the Series C Preferred Stock and the Series D Preferred Stock, each as in effect on the date of and immediately prior to such issue, then the Conversion Price of the Series C Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price of the Series C Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.

Notwithstanding the foregoing, the Conversion Price in respect of any series of Preferred Stock shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amount so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(e)(iv)(y), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities shall be deemed to be outstanding.

(v) Adjustment of Series E Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph C.4(e)(iii)) without consideration or for a consideration per share less than the Conversion Price of the Series E Preferred Stock in effect on the date of and immediately prior to such issue, then the Series E Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.001 of consideration for all such Additional Shares of Common Stock issued or deemed to be issued; and further provided, however, that following a Weighted Average Trigger, the Series E Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price of the Series E Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.

(vi) Determination of Consideration. For purposes of this subsection C.4(e), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors of the Corporation.

(2) Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph C.4(e)(iii) shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise or the conversions or exchange of such Convertible Securities, or in the case of options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise or the conversion or exchange of such Convertible Securities.

(f) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased and the Original Issue Price of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased and the Original Issue Price, of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(h) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 2 above, if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganisation, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(i) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment Notwithstanding the foregoing, nothing in this Section C.4(h) shall prohibit the Corporation from amending this Restated Certificate with the requisite consent of the stockholders and the Board of Directors of the Corporation.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the series of Preferred Stock to which adjustments or readjustments of Conversion Price applies a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Prices at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(k) Waiver of Adjustment of Conversion Price. Notwithstanding the foregoing, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the Required Holders; provided, however, that until such time as the Weighted Average Trigger has occurred, no downward adjustment of the Series D Conversion Price may be waived without the consent of the holders at least 75% of the Series D Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock. A copy of any such waiver shall be provided to the holders of shares of such series of Preferred Stock upon request to the Secretary of the Corporation. Prompt notice of any such waiver by the holders of less than all the shares of such series of Preferred Stock shall be given to those holders of shares of such series of Preferred Stock who have not consented to such waiver.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all them outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Covenants. So long as at least 20,000,000 shares (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) of the Preferred Stock shall be issued and outstanding, the Corporation shall not (whether by merger, reorganization, recapitalization or otherwise) without first obtaining approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(a) amend any provision of the Restated Certificate or By-Laws of the Corporation if such action would materially and adversely alter the rights, preferences, privileges or powers of the Preferred Stock;

(b) increase or decrease (other than decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock;

(c) authorize or issue, or obligate itself to issue any new class or series of shares having rights, preferences or privileges senior to or on parity with the Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock;

(d) declare or pay any dividend or make other distributions to the holders of shares of Common Stock;

(e) reclassify or recapitalize the outstanding capital stock of the Corporation;

(f) merge or sell the assets of the Corporation or other reorganization of the Corporation in which control of the Corporation is affected;

(g) acquire (whether directly or through the acquisition of stock, merger, consolidation or otherwise) any business, technology, entity or any material asset thereof;

(h) issue any securities of any subsidiary to Persons other than the Corporation unless approved by an affirmative vote of the Board of Directors of the Corporation (including the affirmative vote of each of the Preferred Directors);

(i) increase or decrease the number of authorized directors or change the method of the election of such directors; or

(j) redeem, repurchase or otherwise acquire (or pay into or set aside for sinking fund for such purposes) any shares of Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of service to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer).

In addition to any other vote required by law or the Restated Certificate, without the written consent or affirmative vote of the holders of at least 75% of the shares of the Series D Preferred Stock the Company shall not, either directly or by amendment, merger, consolidation or otherwise:

(i) alter or change the rights, preferences or privileges of the Series D Preferred Stock in any manner that could adversely affect such shares (including, without limitation, by amendment, modification or repeal of Subsections C.4(e)(iv)(3)or C.4(k) hereof);

(ii) increase or decrease the number of authorized shares of Series D Preferred Stock;

(iii) amend the Corporation’s Restated Certificate or by-laws in a manner which could materially and adversely affect the rights, preferences or privileges of the Series D Preferred Stock; or

(iv) reclassify the Series D Preferred Stock or reclassify any outstanding shares as shares entitled to preferences, rights, privileges or priorities which are superior to or on parity with those of the Series D Preferred Stock.

Notwithstanding the foregoing, the Series D Preferred Stock shall not be deemed to be materially and/or adversely affected as a result of the issuance by the Corporation of any equity security (including any other security convertible into or exercisable for any such equity security) having a different issue price, liquidation preference rights and/or redemption rights than the Series D Preferred Stock.

6. Notices of Record Dates, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class or series of securities who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or series of any other securities or property, or to receive any other right or (ii) there is to occur any Liquidation Event or Deemed Liquidation Event, the Corporation will deliver to each holder of Preferred Stock, in accordance with Section C.7(a)hereof, and at least twenty (20) days prior to such record date or the proposed effective date of the transaction specified therein (or, if earlier, twenty (20) days prior to any stockholders’ meeting called to approve such transaction), as the case may be, a notice specifying (a) the date of such record date for the purpose of such dividend, distribution or right and a description (including the amount and character) of such dividend, distribution or right, (b) the date on which any such transaction is expected to become effective and the material terms and conditions thereof, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities), for cash, securities, and/or other property deliverable upon such transaction. The Corporation shall thereafter give each holder of Preferred Stock, in accordance with Section C.7(a) hereof, prompt notice of any material changes. Such transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes as provided for herein, provided, that such periods may be shortened upon the written consent of the holders of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of the Preferred Stock, voting together as a single class on an as-converted basis.

7. Miscellaneous.

(a) Notices. All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that provides evidence of delivery and that guarantees next business day delivery (effective the next business day), or (iv) sent by facsimile followed within twenty-four (24) hours by confirmation by one of the foregoing methods (effective upon receipt of the facsimile in complete, readable form), sent to the intended recipient at the recipient’s address or facsimile number as it appears on the books of the Corporation.

(b) Transfer Taxes, Etc. The Corporation will pay any and all stock transfer, documentary stamp taxes, and the like that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued in respect of shares of Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation will not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities in a name other than that in which such shares were registered, or in respect of any payment to any person other than the registered holder thereof with respect to any such shares.

(c) Transfer Agents. The Corporation may appoint, and from time to time discharge and change, a transfer agent for Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation will reasonably promptly send written notice thereof to each holder of record of Preferred Stock.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is, further, provided, that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors of the Corporation. The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

B. After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, or other applicable law indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors of the Corporation in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH: From time to time any of the provisions of this Restated Certificate may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate are granted subject to the provisions of this Article.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 12th day of April, 2013.

RAINDANCE TECHNOLOGIES, INC.

By:	/s/ S. Roopom Banerjee
S. Roopom Banerjee
President and Chief Executive Officer

State of Delaware Secretary of State Division of Corporations Delivered 11:20 AM 02/03/2014 FILED 11:16 AM 02/03/2014 SRV 140122847 – 3845222 FILE

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RAINDANCE TECHNOLOGIES, INC.

Raindance Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation of the Corporation (this “Amendment”) amends certain provisions of the Certificate of Incorporation of the Corporation, as currently in effect (the “Certificate”).

2. This Amendment has been approved and duly adopted by the Corporation’s Board of Directors, and written consent of the stockholders has been given in accordance with the provisions of Sections 228 and 242 of the DGCL, and the provisions of the Certificate.

3. The Certificate is hereby amended by deleting Article Fourth, Part A, and replacing it with the following:

FOURTH:

A.	DESIGNATION AND NUMBER OF SHARES.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,295,833,447 shares, which shall consist of two classes of stock as follows:

Common Stock, $0.01 par value (“Common Stock”):	740,000,000

Preferred Stock, $0.01 par value (“Preferred Stock”):	555,833,447

The Preferred Stock shall consist of four series as follows:

Series B-1 Convertible Preferred Stock, $0.01 par value (“Series B-1 Preferred Stock”):	25,715,612

Series C Convertible Preferred Stock, $0.01 par value (“Series C Preferred Stock”):	84,779,298

Series D Convertible Preferred Stock, $0.01 par value (“Series D Preferred Stock”):	213,579,689

Series E Convertible Preferred Stock, $0.01 par value (“Series E Preferred Stock”):	231,758,848

The rights, preferences, privileges and restrictions granted to and imposed upon the various classes and series of stock of the Corporation are as follows:

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation as of February 3, 2014.

RAINDANCE TECHNOLOGIES, INC.

By:	/s/ S. Roopom Banerjee
Name:	S. Roopom Banerjee
Title:	President and Chief Executive Officer

Signature Page to Certificate of Amendment to Certificate of Incorporation